Exhibit 99.2

300 NORTH LASALLE SUITE 5300
CHICAGO, ILLINOIS 60654

T 312.589.3001
F 312.589.3002

June 6, 2018

Board of Directors

ILG, Inc.

6262 Sunset Drive

Miami, FL 33143

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated April 29, 2018, to the Board of Directors of ILG, Inc. (“ILG”) as Annex C to, and to the references thereto under the headings “Summary—Opinions of ILG’s Financial Advisors—Opinion of Moelis & Company LLC”, “Risk Factors—Risks Relating to the Combination Transactions”, “The Combination Transactions—Background of the Combination Transactions”, “The Combination Transactions—ILG’s Reasons for the Combination Transactions; Recommendation of ILG’s Board”, “The Combination Transactions—Opinions of ILG’s Financial Advisors—Opinion of Moelis & Company LLC” and “The Combination Transactions—Certain ILG Financial Forecasts” in, the joint proxy statement/prospectus relating to the proposed transaction involving ILG and Marriott Vacations Worldwide Corporation (“MVW”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of MVW.

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ MOELIS & COMPANY LLC

MOELIS & COMPANY LLC